EXHIBIT 99.1

AIRBORNE WIRELESS NETWORK CLOSES A $1,200,000 PRIVATE PLACEMENT TRANSACTION

November 22, 2016

SIMI VALLEY, CALIFORNIA

AIRBORNE WIRELESS NETWORK (OTC QB: ABWN) is pleased to announce that on November 22, 2016, it closed a $1,200,000 private placement funding transaction.

Pursuant to that transaction, the Company sold 1,500,000 shares of its common stock for a purchase price of $0.80 per share, for a total of $1,200,000. In addition, pursuant to that transaction, the Company granted to the purchaser of those securities a warrant to purchase for a period of one year an additional 1,500,000 shares of the Company’s common stock at a price of $1.25 per share.

The purchaser of those securities is not a U.S. person, as that term is defined in Regulation S. Those securities were issued in a transaction which satisfies the requirements for that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Regulation S. Those securities were sold in an off-shore transaction. No directed selling efforts were made in the United States by the Company, any distributor or any of their respective affiliates or any person acting on behalf of any of the forgoing. The Company is subject to Category 3 of Rule 903 of Regulation S and, accordingly, the Company implemented the required offering restrictions by including a disclosure in all offering materials and documents which specifies that those securities have not been registered pursuant to the Securities Act of 1933, may not be the subject of a hedging transaction and may not be offered or sold in the United States or to U.S. persons, unless those securities are registered pursuant to the Securities Act of 1933 or, alternatively, an exemption from those registration requirements is available.

Airborne Wireless Network

www.airbornewirelessnetwork.com

info@airbornewirelessnetwork.com

805-583-4302

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward looking statements.

Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.